SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 17, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Stockholders' Meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 17, 2017, at 6:00 p.m.

At our Annual Meeting, we will discuss and vote on the matters described in the Notice of Annual Meeting of Stockholders and the proxy statement, which are enclosed, together with a copy of our 2017 Annual Report to Stockholders.

To register your vote, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. In the alternative, you may vote your proxy by Internet or telephone by following the instructions on the proxy card. You will be asked to follow the prompts on the Internet or by phone to vote your shares. Your electronic or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

We encourage you to attend our Annual Meeting in person and enjoy camaraderie with other stockholders at the reception following the meeting. I look forward to visiting with you.

Sincerely,

Lynn B. Fuller
Chairman of the Board

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the meeting. In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. The reception will be held in the ballroom pre-function area at the Grand River Center, 500 Bell Street, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the Annual Meeting in order to attend the reception.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2017

TO THE STOCKHOLDERS OF HEARTLAND FINANCIAL:

The Annual Meeting of Stockholders of Heartland Financial USA, Inc. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 17, 2017, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

(1)	Elect three individuals to serve as Class III directors for a term expiring in 2020;
(2)	Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 40,000,000 shares;
(3)	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(4)	Take a non-binding, advisory vote on executive compensation;
(5)	Take a non-binding, advisory vote on the frequency of future advisory votes on executive compensation; and
(6)	Transact such other business as may properly be presented at the meeting.

The Board of Directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on March 22, 2017, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly to ensure they are represented at the meeting. In the event there are an insufficient number of votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

☑    The Board of Directors recommends a vote “FOR” the three Class III nominees for election to three-year terms ending 2020, as listed in the proxy statement, a vote “FOR” Proposals 2, 3 and 4, and a vote of “ANNUAL” for Proposal 5.

By Order of the Board of Directors:

Michael J. Coyle, Secretary
Dubuque, Iowa
April 17, 2017

The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. In addition, you may vote your proxy by Internet or telephone by following the instructions on the proxy card.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2017. The proxy statement and Annual Report to Stockholders are available at www.htlf.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 17, 2017, at 6:00 p.m. Central Daylight Time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 17, 2017.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

You are receiving a proxy statement and proxy card from us because on March 22, 2017, which is the record date for the Annual Meeting, you owned shares of our common stock or Series D preferred stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder designated on the proxy card as your representative at the meeting. The proxy holder will vote your shares as you have instructed on the proxy card. This will ensure that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	Elect three individuals to serve as Class III directors for a term expiring in 2020;
(2)	Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 40,000,000 shares;
(3)	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(4)	Take a non-binding, advisory vote on executive compensation;
(5)	Take a non-binding, advisory vote on the frequency of future advisory votes on executive compensation; and
(6)	Transact such other business as may properly be presented at the meeting.

☑    The Board of Directors recommends a vote “FOR” the three Class III nominees for election to three-year terms ending 2020, as listed in the proxy statement, a vote “FOR” Proposals 2, 3 and 4, and a vote of “ANNUAL” for Proposal 5.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on these matters in a manner they consider appropriate.

HOW MANY VOTES DO OUR STOCKHOLDERS HAVE?

Holders of common stock have one vote for each share of common stock owned at the close of business on March 22, 2017, the record date for the Annual Meeting. Pursuant to the terms of the Certificate of Designation for our Series D preferred stock, holders of our Series D preferred stock vote as a single class on an as-converted basis with the holders of common stock. Holders of our Series D preferred stock have 39.8883 votes per share based on the current conversion ratio.

HOW DO I VOTE?

You may vote either by mail, Internet, telephone or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct. In addition, you may vote your proxy by Internet or telephone by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all nominees named in this proxy statement, “FOR” the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, “FOR” the ratification of our independent registered public accounting firm, “FOR” the advisory vote on executive compensation, and “ANNUAL” frequency for future advisory votes on executive compensation.

If you want to vote in person, please come to the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return all proxy cards, or vote by Internet or phone, to ensure that all of your shares are voted.

IF I HOLD SHARES IN THE NAME OF A BROKER, WHO VOTES MY SHARES?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how he or she should vote your shares. It will then be your broker's responsibility to vote your shares in the manner you direct.

Under the NASDAQ listing standards, brokers may generally vote in their discretion on behalf of their customers on routine matters, such as Proposal 3, the ratification of KPMG LLP as our independent registered public accounting firm. Brokers cannot, however, vote on non-routine matters, including the rest of the proposals, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us indicating that he or she does not have authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below under “How many votes are needed for approval of each proposal?”. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning the procedures. This ensures that your shares will be voted at the meeting.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

*	signing another proxy with a later date and returning that proxy to Mr. Michael J. Coyle, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
*	sending notice to us that you are revoking your proxy;
*	voting your proxy by Internet or telephone by following the instructions on the proxy card; or
*	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock and Series D preferred stock, on an as-converted basis, that are outstanding as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

*	is present and votes in person at the meeting; or
*	has properly submitted a signed proxy card or other proxy.
On March 22, 2017, there were 26,674,121 shares of common stock outstanding, and 745 shares of Series D preferred stock outstanding, convertible into 29,716.8 shares of common stock. Therefore, shares of common stock and Series D preferred stock with at least 13,351,920 votes need to be present to constitute a quorum to hold the Annual Meeting and conduct business.

WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

You may vote “FOR” or “WITHHOLD” authority to vote for each nominee for director. You may vote for an advisory vote on executive compensation on an “ANNUAL” basis, every “TWO YEARS,” every “THREE YEARS,” or “ABSTAIN” from voting on this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal that may properly be brought before the meeting.

HOW MANY VOTES ARE NEEDED FOR EACH PROPOSAL?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of Heartland.

The affirmative vote of a majority of the issued and outstanding shares of our common stock and Series D preferred stock, voting together on an as-converted basis, is required to approve the amendment to our Certificate of Incorporation.

With respect to the frequency of an advisory vote on executive compensation, the option that receives the plurality of votes cast by stockholders will be deemed to be the frequency recommended by stockholders.

The affirmative vote of a majority of the outstanding shares of our common stock and Series D preferred stock, voting together on an as-converted basis, present in person or by proxy at the meeting and entitled to vote is required to approve the rest of the proposals.

The votes on executive compensation and the frequency of shareholder votes on executive compensation are advisory and will not be binding upon Heartland or the Board of Directors. However, the Compensation/Nominating Committee of the Board will consider the voting results in establishing our executive compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting. Abstentions and withhold votes will have the same effect as negative votes.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) by the close of business on the fourth business day after the meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

We bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland, or its subsidiaries, may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting on Wednesday, May 17, 2017, you will be entitled to vote for three Class III Directors to serve terms expiring in 2020. The Board of Directors is divided into three classes of directors having staggered terms of three years. One of the three nominees for election as a Class III director has been a director for more than ten years: Mr. Thomas L. Flynn. Mr. Kurt M. Saylor was first elected a director in October 2013, was re-elected as a Class III director in May 2014, and is being nominated for re-election as a Class III director. Mr. Bruce K. Lee is being nominated as a director for the first time to fill a vacancy created by the expiration of Mr. James F. Conlan’s term as a Class III director. Each of the nominees has agreed to serve as a director, if elected. If for any reason any of the nominees become unable to serve before the election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and concerning the other directors whose terms of office will continue after the meeting. Included in the information is each director's age, year first elected and business experience during the previous five years.

☑    The Board of Directors recommends that you vote your shares FOR each of the nominees.

DIRECTOR NOMINEES CLASS III (Term Expires 2020)

Thomas L. Flynn; Director Since 2002; Age 61
Professional Experience:

Mr. Flynn, who has also served as Vice Chairman of the Board of Heartland since 2005 and Chairman of the Compensation/Nominating Committee of Heartland since 2015, was President of Aggregate Materials Company located in East Dubuque, Illinois from 1999 until his retirement in 2014. Mr. Flynn was President and Chief Executive Officer of Flynn Ready-Mix Concrete Co. from 1999 until his retirement in 2012. He was Chief Financial Officer of Flynn Ready-Mix from 1977 until 1999. He is a past Chairman of the Board of Directors of the National Ready-Mix Concrete Association. Mr. Flynn is a former member of the Iowa Legislature, having served for eight years as a State Senator. He also served for ten years as an adjunct faculty member in the Business Department of a local liberal arts college teaching courses in finance and business research methods. Mr. Flynn brings to our Board considerable small business expertise, business contacts in one of our principal markets and skill in governance.

Other Boards and Appointments:

Director and Vice Chairman of the Board of Heartland subsidiary Dubuque Bank and Trust Company and Director of Heartland subsidiary Citizens Finance Co. for more than five years; Director of Heartland subsidiaries Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013.

Bruce K. Lee; Age 56
Professional Experience:

Mr. Lee has served as President of Heartland since January 2015 and has over 30 years of experience in the banking industry. Prior to joining Heartland, Lee spent twelve years at Fifth Third, a $130 billion regional bank holding company headquartered in Cincinnati, Ohio. There, he held numerous leadership positions including Executive Vice President and Chief Credit Officer; Executive Vice President and Director of the company’s special assets group; and Executive Vice President, Commercial Banking Division Head and Affiliate Senior Commercial Banker. Prior to that, he served as President and CEO of a Fifth Third affiliate bank in northwestern Ohio, where he managed sales and service functions for retail, commercial, residential mortgage and investments, along with the staff functions of finance, human resources and marketing. Mr. Lee has wide-ranging banking experience and perspective as Heartland expands its size and geographic reach.

Other Boards and Appointments:
Director of Heartland subsidiary Rocky Mountain Bank since 2016.

Kurt M. Saylor; Director Since 2013; Age 64
Professional Experience:

Mr. Saylor retired in December 2016 from his role as President and Chief Executive Officer of Morrill & Janes Bank and Trust Company, a Heartland subsidiary bank. He had served in that role since 2002. He began his banking career as an examiner with the Office of State Bank Commissioner in Kansas after graduating from college. He joined Morrill & Janes Bank and Trust Company in 1975. During his tenure with Morrill & Janes Bank and Trust Company, he served as Chairman and Chief Executive Officer of Century Capital Financial (City National Bank) in Kilgore, Texas, from 1997 to 2008 and as Chairman and Chief Executive Officer of FBC Financial Corp (1st Bank Oklahoma) in Claremore, Oklahoma, from 1998 to 2011. Mr. Saylor brings to our Board community bank leadership experience and familiarity with operating under a multi-bank holding company structure. In addition, he has community knowledge and perspective with respect to the Kansas City metropolitan area.

Other Boards and Appointments:
Director of Morrill & Janes Bank and Trust Company, which became a Heartland subsidiary in 2013, for more than five years.

CONTINUING DIRECTORS CLASS I (Term Expires 2018)

Lynn B. Fuller; Director Since 1987; Age 67
Professional Experience:

Mr. Fuller has been Chief Executive Officer of Heartland since 1999, Chairman of the Board of Heartland since 2000 and was President of Heartland from 1990 until January 2015. He began his banking career with Dubuque Bank and Trust Company in 1971. He then worked as an officer at First National Bank of St. Paul from 1976 until returning to Dubuque Bank and Trust Company in 1978. Mr. Fuller has the deepest knowledge and understanding of Heartland and has extensive experience in the banking business, with hands-on operational experience and decades of experience in all aspects of commercial banking.

Other Boards and Appointments:

Director of Heartland subsidiaries Dubuque Bank and Trust Company, Wisconsin Bank & Trust, New Mexico Bank & Trust, Arizona Bank & Trust, Rocky Mountain Bank, Centennial Bank and Trust, Minnesota Bank & Trust and Citizens Finance Co. for more than five years; Director of Heartland subsidiaries Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013; Director of Heartland subsidiary Morrill & Janes Bank and Trust Company since its acquisition by Heartland in 2013; Director of Premier Valley Bank since its acquisition by Heartland in 2015.

John W. Cox, Jr.; Director Since 2003; Age 69
Professional Experience:

Mr. Cox was the Vice President of External Affairs and General Counsel for Jo-Carroll Energy, Inc. (NFP) from 2007 until his retirement in 2014. Mr. Cox was a practicing attorney in Galena, Illinois for over 35 years prior to joining Jo-Carroll Energy, Inc. Mr. Cox is also a former Member of the U.S. House of Representatives from the 16th District of the State of Illinois. During his term in the U.S. Congress, Mr. Cox served on the House Banking and Finance Committees. Mr. Cox also served as City Attorney for the City of Galena, Illinois during his years of private practice. Mr. Cox brings to our Board extensive knowledge of government relations and policy, banking and financial law and governance, and contacts with community leaders in the markets we serve in Northern Illinois, Eastern Iowa and Southwestern Wisconsin.

Other Boards and Appointments:
Director of Heartland subsidiary Galena State Bank & Trust Co. from 1998 until its merger into Heartland subsidiary Illinois Bank & Trust in 2015. Director of Illinois Bank & Trust since 2015.

R. Michael McCoy; Director Since 2014; Age 68
Professional Experience:

Mr. McCoy has been the President of the McCoy Group, Inc., a full-service commercial truck leasing, rental and contract maintenance company, since 1993. Mr. McCoy brings Heartland not only significant experience in the operation of a business headquartered in Dubuque, Iowa, but significant business contacts in central Iowa and Wisconsin markets from which a significant portion of small business loans we originate are sourced.

Other Boards and Appointments:
Director of Heartland subsidiary Dubuque Bank and Trust Company for more than five years.

CONTINUING DIRECTORS CLASS II (Term Expires 2019)

Mark C. Falb; Director Since 1995; Age 69
Professional Experience:

Mr. Falb has served as Vice Chairman of the Board of Heartland and Chairman of the Audit/Corporate Governance Committee of Heartland since 2001, and served as Chairman of the Compensation/Nominating Committee of Heartland from 2001 to 2015. He has been Chairman of the Board and Chief Executive Officer of Kendall/Hunt Publishing Company, a publisher of textbooks for the Pre-Kindergarten through 12th grade market and the higher education market, since 1992. He has been Chairman of the Board and Chief Executive Officer of Westmark Enterprises, Inc., a real estate development company, since 1993. A CPA (inactive), Mr. Falb brings to our Board considerable experience in executive management of nationally-based organizations and experience in finance and financial accounting. Mr. Falb has significant community contacts and is considered a leader in our primary market of Dubuque, Iowa and the Tri-State area of Iowa, Illinois and Wisconsin.

Other Boards and Appointments:

Director and Chairman of the Board of Heartland subsidiary Dubuque Bank and Trust Company and Director of Heartland subsidiary Citizens Finance Co. for more than five years; Director of Heartland subsidiaries Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013.

John K. Schmidt; Director Since 2001; Age 57
Professional Experience:

Mr. Schmidt has been the Chief Financial Officer of A.Y. McDonald Industries since 2013 and was named Corporate Secretary in 2014. Mr. Schmidt was the Chief Operating Officer (from 2004) and Chief Financial Officer (from 1991) of Heartland until joining A.Y. McDonald Industries. Mr. Schmidt was also an officer of Dubuque Bank and Trust Company from 1984 to 2004 and President from 1999 to 2004. Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (OCC) and Peat Marwick Mitchell, currently known as KPMG LLP. A CPA (inactive), Mr. Schmidt brings to our Board extensive knowledge in operational bank management and accounting.

Other Boards and Appointments:

Director of Heartland subsidiaries Dubuque Bank and Trust Company and Citizens Finance Co. for more than five years; Director of Heartland subsidiaries Citizens Finance of Illinois Co. and Citizens Finance Parent Co. since 2013; Regent on Loras College Board of Regents, Dubuque, Iowa, since 2011, currently serving as Immediate Past Chairman; Vice President of Steeple Square, Dubuque, Iowa; Director of A.Y. McDonald Industries since 2013.

Duane E. White; Director Since 2013; Age 61
Professional Experience:

Mr. White has been a partner at Aveus, a management consulting firm in St. Paul, Minnesota since 2013. Prior to joining Aveus, Mr. White was an independent consultant for six years. Mr. White also has over nine years of banking experience with U.S. Bancorp, including as President of the mortgage division for three years, Senior Vice President of Mergers and Acquisitions for two years, Senior Vice President of Marketing Support and Product Management, and Senior Vice President of Corporate Development. He began his career as an examiner for the OCC and was also involved with the regulatory supervision of problem banks in his role as the Assistant to the Regional Director of Special Projects. Mr. White brings considerable expertise in financial services to our Board, including merger and acquisition activity, as well as community knowledge and perspective with respect to Minneapolis and St. Paul, Minnesota.

Other Boards and Appointments:
Director of Heartland subsidiary Minnesota Bank & Trust for more than five years; Director of Fair Isaac Corporation from 2009-2016.

All of our directors will hold office for the terms indicated, and until their respective successors are duly elected and qualified. Except for Mr. Saylor, who was first elected a director in accordance with the Merger Agreement with Morrill Bancshares, Inc. on October 18, 2013, no director has been nominated or is serving pursuant to any arrangement that requires that they be selected as a director.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently nine members on the Board of Directors of Heartland. Although it is the responsibility of Heartland's officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Director Independence.  Our Board has determined that each of Messrs. Falb, Flynn, McCoy, Schmidt and White are “independent” directors as defined in the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC. Mr. Schmidt was determined to be independent in July 2016. He left his role as an executive officer for Heartland in July 2013, and thus met NASDAQ’s independent director eligibility requirements after the passage of three years. Mr. Cox was determined not to be independent in December 2016 because of an immediate family member’s significant business relationship with Heartland’s subsidiary banks. The Board has determined that each of Mr. Cox; Mr. Fuller as the Chief Executive Officer of Heartland; Mr. Saylor as the President and CEO through December 2016 of Morrill & Janes Bank and Trust Company, a Heartland subsidiary bank; and outgoing director Mr. Conlan as Mr. Fuller’s brother-in-law; is not independent. Director nominee Mr. Lee, as President of Heartland, will not be an independent director, if elected. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors and their family members, and inquired of directors whether they, or any member of their immediate families, had engaged in any transaction with us, other than transactions made in the ordinary course of business.

Meetings.  Our directors meet on at least a quarterly basis, or as needed at special meetings held periodically throughout the year. During 2016, the Board of Directors held four regular meetings and three special meetings. All directors attended at least 75% of the meetings of the Board of Directors and its Committees on which they served.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet separately in executive session. During 2016, the independent directors met in such capacity three times. Each of our Audit/Corporate Governance Committee and our Compensation/Nominating Committee consists solely of independent directors, and these committees meet in conjunction with most regular board meetings.

It is Heartland's practice that all directors be in attendance at the Annual Meeting unless excused by the Chairman of the Board. In 2016, all directors attended the Annual Meeting in person.

Board Leadership.  Under our Bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Fuller, our Chief Executive Officer, has been Chairman of our Board of Directors since 2000. As the director with the most knowledge of Heartland’s business, the Board has determined that Mr. Fuller is the director most capable of leading discussions on important matters affecting Heartland, including formulation and implementation of corporate strategy. In addition, our Board believes that Mr. Fuller’s role as Chairman creates a firm link with management, a clear indication of management authority, and causes the Board to function more effectively and efficiently. Our Board believes that our performance during Mr. Fuller’s tenure reflects the effectiveness of his leadership and his goal of advancing Heartland’s interests over personal gain.

Mr. Falb and Mr. Flynn, in their capacities as Vice Chairmen of the Board, assist in setting the agendas for Board meetings and executive sessions of the Board, as well as regularly interacting with Mr. Fuller to convey concerns of the independent directors. While they provide critical independent leadership on the Board, Mr. Falb and Mr. Flynn are not formally designated as Lead Directors.

Risk Management - Background.  Heartland applies three lines of defense to risk management. Under this structure, the first line of defense is management at Heartland’s subsidiaries, together with managers of centralized operations units at Heartland assigned to support them. Collectively, they are responsible for managing the risks appurtenant to their areas of responsibility. This includes developing policies, procedures and controls, and executing them. At the second line of defense, Heartland applies enterprise risk management concepts, under the leadership of the Chief Risk Officer, to coordinate, monitor and report on the adequacy and effectiveness of risk management processes. Within the centralized risk management function at Heartland are enterprise risk, consumer compliance, loan review and BSA functions. Finally, Heartland maintains at the holding company level an internal audit function, providing third line of defense oversight of the entire risk management framework.

Risk Management - The Board. The Board of Directors is involved in overseeing all risks across the enterprise and actively participates by establishing policies, limits and tolerances, and reviewing reports provided by management and the Chief Risk Officer for monitoring those activities. The Audit/Corporate Governance Committee oversees risks associated with financial reporting, including internal control over financial reporting, and identifies and oversees compliance with changing laws and regulations. The Compensation/Nominating Committee identifies, reviews and oversees risks created by Heartland’s executive benefit programs and employee compensation plans. The Compensation/Nominating Committee also consults with the Chief Risk Officer for risk input pertaining to compensation.

Risk Management - Senior Management. Senior management of Heartland has direct oversight and involvement in risk management via reporting and regular cross-functional communications. Senior management personnel are assigned responsibility to monitor and manage risk within their functional areas of responsibility, aided by the input and support of other managers. Typically, the Senior Manager will work with Heartland and subsidiary bank staff to develop, implement and monitor standardized policies, procedures, products, risk limits and tolerances. Additional oversight, monitoring and feedback is provided through the Risk Management System administered by the Chief Risk Officer. The Board believes that this structure enables Heartland to proactively manage material risks as close as reasonably possible to the level where functional decisions are made.

Committees of the Board

Audit/Corporate Governance Committee. The members of the Audit/Corporate Governance Committee are Messrs. Falb, Flynn, McCoy, Schmidt and White. Each of Messrs. Falb, Flynn, McCoy, Schmidt and White is an “independent” director under the listing standards of the NASDAQ Stock Market and the rules and regulations of the SEC. The Board of Directors has determined that each of Messrs. Falb, Flynn and Schmidt qualify as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the SEC. Each member of the Audit/Corporate Governance Committee also meets the independence requirements for audit committee membership under the rules of the SEC.

The primary duties and functions of the Audit/Corporate Governance Committee are to :

*	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
*
retain, oversee, review and terminate, if necessary, the Company’s independent registered public accounting firm, pre-approve all services greater than $25,000 and ratify all services less than $25,000 performed by such firm (tax-related services must be pre-approved, regardless of dollar amount);

*
provide an avenue of communication among the independent registered public accounting firm, management, the risk management function (i.e., Chief Risk Officer, Loan Review and Compliance), the internal audit function and the Board of Directors;

*	encourage adherence to, and continuous improvement of, the Company’s policies, procedures and practices at all levels;
*	review areas of potential significant financial risk to the Company;
*	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for the company.

The Audit/Corporate Governance Committee's duties and functions are set forth in more detail in its Charter. In addition, the Board of Directors adopted Corporate Governance Guidelines to codify its governance practices. The Charter and the Corporate Governance Guidelines can be found under the Investor Relations section of our website, www.htlf.com.

Mr. Falb has served as Chairman of the Audit/Corporate Governance Committee since 2001. During 2016, the Audit/Corporate Governance Committee met five times. To promote independence of the audit function, the Audit/Corporate Governance Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

The Report of the Audit/Corporate Governance Committee is contained later in this proxy statement, and the processes used by the Audit/Corporate Governance Committee to approve audit and non-audit services are described later in this proxy statement under the caption, “Relationship With Independent Registered Public Accounting Firm-Audit/Corporate Governance Committee Pre-Approval Policy.”

Compensation/Nominating Committee.  The Compensation/Nominating Committee is comprised of Messrs. Falb, Flynn, McCoy, Schmidt and White. Each of Messrs. Falb, Flynn, McCoy, Schmidt and White is an “independent” director as defined by listing requirements of the NASDAQ Stock Market, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Flynn has served as Chairman of the Compensation/Nominating Committee since May 2015.

The primary duties and functions of the Compensation/Nominating Committee are to:

*	discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers, including the Chief Executive Officer;
*	evaluate and make recommendations to the Board relating to the compensation of individuals serving as directors of the Company;
*	direct the creation of, and approve an Annual Report on Executive Compensation for inclusion in the Company’s proxy statement in accordance with all applicable rules and regulations; and
*	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next Annual Meeting of Stockholders.

The Compensation/Nominating Committee duties and functions are set forth in more detail in its Charter, which can be found under the Investor Relations section of our website, www.htlf.com. The Compensation/Nominating Committee held six meetings in 2016.

The process used by the Compensation/Nominating Committee to evaluate and determine executive compensation is described in this proxy statement under the caption “Executive Officers Compensation - Compensation Discussion and Analysis - Administration of Our Compensation Program.” The Report of the Compensation/Nominating Committee is also contained later in this proxy statement.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation/Nominating Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. We did not receive any stockholder recommendations for nominees for the 2017 Annual Meeting. The Compensation/Nominating Committee believes that, at a minimum, potential directors should have the highest personal and professional ethics, integrity and values, a sufficient educational and professional background that enables them to understand our business, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Conduct. The Committee also believes that directors should share the Company’s philosophy, including the same sense of mission, vision and values. Additionally, the Committee would prefer experience with publicly held companies, growth businesses or sales.

No nominee is eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively. Although our Compensation/Nominating Committee considers diversity, including diversity of experience, gender and ethnicity in nominations, it does not have a formal diversity policy.

The Compensation/Nominating Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with NASDAQ Stock Market listing standards (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the Compensation/Nominating Committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for purposes of identifying candidates.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our Board of Directors can be contacted through our corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Michael J. Coyle, Secretary, or by telephone at our administrative offices at (563) 589-2100 or toll free at (888) 739-2100. Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Compensation/Nominating Committee as a nominee and be included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. For our 2018 Annual Meeting, such notice would need to be received on or before December 18, 2017. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Nominating Committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our Bylaws, a stockholder may nominate a director from the floor for election at an Annual Meeting of Stockholders only if such stockholder delivers written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the Annual Meeting. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the Board, pursuant to this paragraph, will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 18, 2017, and must otherwise comply with the notice and other provisions of our Bylaws, as well as SEC rules and regulations.

For proposals to be made by a stockholder from the floor and voted upon at an Annual Meeting, the stockholder must file written notice of the proposal with our Corporate Secretary not less than 30 nor more than 75 days prior to the scheduled date of the Annual Meeting.

The stockholder proposal must include a brief description of the proposal and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear with our Transfer Agent, of the stockholder proposing such business; number of shares of common stock held by the stockholder on the date of receiving notice; and any other financial or other interests of such stockholder in the proposal.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees. The Code sets forth the standard of ethics we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. All directors have received, and acknowledged in writing, the Code of Business Conduct and Ethics Policy, along with the Code of Business Conduct and Ethics Violation Reporting Procedure. The Code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, the Code with respect to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that any compensation received by a non-employee director should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders. Non-employee directors are compensated for service on the Heartland Board of Directors by issuance of restricted stock units (“RSUs”) granted under the Amended and Restated 2012 Long-Term Incentive Plan in an amount determined by the Compensation/Nominating Committee at its Annual Meeting. The RSUs are awarded as of the date of the Annual Meeting and vest on the earlier of the one-year anniversary of grant or the date of the next Annual Meeting. In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or disability), the committee retains sole discretion to determine whether to accelerate vesting. In the event of the death or disability of the non-employee director, the RSUs vest immediately and completely.

Directors serving as committee members of the Compensation/Nominating Committee or Audit/Corporate Governance Committee are also paid $1,000 per committee meeting.

To further reinforce the tie between directors and stockholders, our directors are subject to stock ownership guidelines that require total ownership between 30,000 and 100,000 shares, depending on their tenure with the Company.

Each of Messrs. Conlan, Cox, McCoy, Schmidt and White were granted 1,295 RSUs on May 19, 2016, as their sole compensation for service on the Board of Directors of Heartland for the period from the 2016 Annual Meeting to the 2017 Annual Meeting. Mr. Falb and Mr. Flynn who chair the Audit/Corporate Governance and Compensation/Nominating Committees, respectively, were each granted 1,560 RSUs. All RSUs granted to directors in 2016 will vest and be issued after the 2017 Annual Meeting on May 17, 2017. Mr. Fuller and Mr. Saylor, who were Heartland or bank subsidiary officers in 2016, did not receive any compensation for serving on the Board of Heartland or any of its subsidiary banks, and similarly, Mr. Lee will not receive any compensation for his Board service, if elected.

Messrs. Conlan, Cox, Falb, Flynn, McCoy, Schmidt and White also serve on the Board of one of our subsidiary banks and receive cash compensation or Heartland common stock for such service. Our subsidiary banks compensate directors by granting RSUs for Heartland common stock, though the directors are paid in cash for committee work on the Boards of our subsidiary banks. Heartland directors who served as directors of subsidiary banks received between 175 and 180 RSUs during 2016 for their services on the Boards of subsidiary banks.

The following table shows non-employee director compensation during 2016 for service on the Heartland Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
James F. Conlan	$—	$49,081	$49,081
John W. Cox, Jr.	$3,175	$49,310	$52,485
Mark C. Falb	$12,200	$57,919	$70,119
Thomas L. Flynn	$14,450	$57,919	$72,369
R. Michael McCoy	$5,450	$49,081	$54,531
John K. Schmidt	$9,650	$49,081	$58,731
Duane E. White	$8,850	$49,025	$57,875

(1) The amounts in this column include fees paid in cash for service on a committee at Heartland or one of Heartland’s subsidiaries.
(2) The amounts in this column represent the fair value, determined based upon the market price of our common stock on the date of grant in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of RSUs granted for service as directors of Heartland, as indicated above, as well as RSUs granted for service as directors of subsidiary banks. Messrs. Conlan, Falb, Flynn, McCoy and Schmidt each received 180 RSUs for service as directors of Dubuque Bank and Trust Company on May 17, 2016, Mr. Cox received 175 RSUs for service as director of Illinois Bank & Trust on May 26, 2016, and Mr. White received 175 RSUs for service as director of Minnesota Bank & Trust on May 19, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of January 31, 2017, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% Stockholders, Directors and Nominees
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	1,435,986	(3)	5.5%
Directors
James F. Conlan	367,529	(4)	1.4%
John W. Cox, Jr.	29,787	(5)	*
Mark C. Falb	105,914	(6)	*
Thomas L. Flynn	76,904	(7)	*
Lynn B. Fuller	1,028,082	(8)	3.9%
R. Michael McCoy	39,800	(9)	*
Kurt M. Saylor	301,134	(10)	1.2%
John K. Schmidt	147,454	(11)	*
Duane E. White	17,419		*
Other Named Executive Officers
Douglas J. Horstmann	148,310	(12)	*
Bruce K. Lee	2,242		*
Bryan R. McKeag	9,117	(13)	*
Andrew E. Townsend	24,840	(14)	*
All Directors and Executive Officers as a Group (22 persons)	2,366,204		9.0%

* Less than one percent
(1) All shares shown represent sole voting and investment power, except as set forth in the footnotes below. Share totals include restricted stock units that will vest within 60 days of January 31, 2017.

(2) Based upon 26,181,871 shares of common stock outstanding on January 31, 2017.
(3) Based upon a Schedule 13G filed January 30, 2017, reflecting sole voting power with respect to 1,388,528 shares and sole dispositive power with respect to 1,435,986 shares.
(4) Includes 225,602 shares held in a trust for which Mr. Conlan’s spouse serves as trustee; 137,398 shares held in a trust for Mr. Conlan’s children, for which Mr. Conlan’s spouse serves as trustee; and 4,528 shares held in a trust for which Mr. Conlan serves as trustee.

(5) Includes 20,865 shares held by John W. Cox, Jr., Inc., of which Mr. Cox is a controlling stockholder, and 2,497 shares held by McJoyce, Inc., of which Mr. Cox is a controlling stockholder.
(6) Includes 68,856 shares held in a trust for which Mr. Falb's spouse serves as trustee, and 37,058 shares held in a trust for which Mr. Falb serves as trustee.
(7) Includes 2,987 shares held by Mr. Flynn's spouse in an individual retirement account (IRA) and 34,397 shares held by Mr. Flynn jointly with his spouse.
(8) Includes 5,000 shares held in a trust for which Mr. Fuller’s spouse serves as trustee, 584,507 shares held in a trust for which Mr. Fuller serves as sole trustee, 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, and 301,616 shares held in a limited liability limited partnership, for which Mr. Fuller acts as a general partner and for which his spouse and two sons are limited partners. Of the shares of common stock disclosed in the table, Mr. Fuller has pledged 205,887 shares as collateral for a personal loan.

(9) Shares are held by Mr. McCoy jointly with his spouse.
(10) Includes 89,450 shares held in a trust for which Mr. Saylor's spouse serves as trustee, and 211,684 shares held in a trust for which Mr. Saylor serves as trustee.
(11) Includes an aggregate of 18,284 shares held by Mr. Schmidt’s spouse and minor child and 3,506 shares held by Mr. Schmidt jointly with his spouse. Of the shares of common stock disclosed in the table, 85,250 shares held in Mr. Schmidt’s name and 6,750 shares held in his spouse’s name are subject to a pledge as collateral for a personal loan.

(12) Includes 79,915 shares held in a trust for which Mr. Horstmann serves as trustee, of which 27,447 of those shares are pledged as collateral for a personal loan. Also includes 25,000 shares held in a different trust for which Mr. Horstmann serves as trustee and 27,000 shares held in a trust for which Mr. Horstmann’s spouse serves as trustee.

(13) Includes 5,454 shares held in a living trust for which Mr. McKeag serves as trustee.
(14) Includes 23,260 shares held by Mr. Townsend jointly with his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. The following directors and executive officers filed late reports on Form 4 during the year ended December 31, 2016: Mr. Saylor (3), Mr. Townsend (3), Mr. Conlan (1), Mr. Falb (1), Mr. Flynn (1), Brian Fox (1), Lynn B. Fuller (1), Lynn H. Fuller (1) Mr. Horstmann (1), Kelly Johnson (1), Mr. McCoy (1), Mr. McKeag (1), Mark Murtha (1), Mr. Schmidt (1), Rodney Sloan (1) and Frank Walter (1). Based upon information provided by officers and directors, except with respect to these late reports, we believe all our officers, directors and 10% stockholders filed all reports on a timely basis in 2016.

EXECUTIVE OFFICER COMPENSATION Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) addresses our total compensation philosophy and objectives with respect to our named executive officers. The CD&A also covers compensation factors, elements of compensation and the basis for compensation decisions for 2016.

We design our executive compensation program to be both competitive in the marketplace and to align the interests of our executive officers with the long-term interests of our stockholders. Our goal is to pay total direct compensation (base salary plus annual and long-term incentive compensation) that is competitive in our markets, and that attracts and retains talented executives. This generally means that we pay total direct compensation near the median of our peer group for comparable positions for target performance. Base salaries of our executives are typically near the peer group median, and in conjunction with annual and long-term incentive compensation, are targeted at the median. Incentives can be earned at above-median rates, but generally only for outstanding performance relative to the performance standards established by the Compensation/Nominating Committee.

2016 was a year of strong financial performance for our Company, including the following highlights:

*	Record annual net income of $80.3 million, a 34% increase from the prior year;
*	Diluted earnings per common share of $3.22 for the year, a 14% increase from the prior year;
*	Return on average common stockholders’ equity of 11.80% for the year; and
*	Net interest margin of 3.95%, compared to 3.80% during 2015.

In addition, we made significant progress in our objective to grow strategically through our acquisition of CIC Bancshares, Inc., a regional bank within our footprint in Colorado.

Our executive pay practices for 2016 were amended to improve the competitiveness of incentive opportunities, enhance the variability of awards for outstanding performance, and add three-year performance-based RSUs that pay out based on our performance relative to peers, as described below. Consistent with our past practices, variable compensation based on performance is a significant component of total compensation. The named executive officers received modest salary increases in 2016 (between 2% and 6%) with the intent of maintaining their positioning relative to market. Many of our 2016 performance standards for annual incentive cash awards remained similar to 2015, with payouts linked to return on equity, efficiency ratio, loan growth and deposit growth. However, we amended the 2016 performance standards to factor in both organic and total growth in loans and deposits. We believe this change allows our executives to be rewarded for accretive acquisitions in addition to traditional organic growth. We also broadened the performance standard for company-wide projects and initiatives to be a holistic performance standard to allow the Compensation/Nominating Committee to take a broader view of Heartland’s performance and award executives based on additional qualitative and quantitative factors. Maximum payout was moved to 150% for all incentive opportunities to enhance the variability of awards for outstanding performance. Targets for our performance standards were determined through a comparison against peer performance, Heartland’s historical performance and Heartland’s 2016 budget.

For long-term incentives, we continued to use a balanced portfolio approach, whereby we granted a blend of time-based RSUs and performance-based RSUs. Long-term incentives were amended to add three-year performance-based RSUs to Heartland’s traditional blend of time-based RSUs and one-year performance-based RSUs. We also amended the vesting schedule of time-based RSUs to occur over three years rather than five years. One-year performance-based RSUs continued to be awarded based on 2016 earnings per share and organic loan growth. Three-year performance-based RSUs were added as a component of long-term incentives and are based on three-year earnings per share growth in comparison to peers and three-year return on tangible common equity in comparison to peers. Return on tangible common equity is defined as the amount equal to (a) total common stockholders’ equity, less goodwill and core deposit intangibles and customer relationship intangibles, net, divided by (b) total assets, less goodwill and core deposit intangibles and customer relationship intangibles, net. This measure is not determined in accordance with generally accepted accounting principles (“GAAP”).

We believe that this compensation program has, over the past five years, very closely aligned the value we have generated for stockholders with the compensation of our executives. The table below, which graphs CEO pay against total stockholder return (“TSR”), illustrates the alignment of CEO pay with company performance. Heartland has delivered strong total stockholder return in its peer group and versus other similarly situated community banks:

(1) Indexed TSR assumes an initial investment of $100 at the start of year one (2012) and reflects the annual increase/(decrease) in such investment as a result of annual TSR.
(2) Mr. Fuller's total compensation as disclosed in Heartland's proxy statements.
(3) Reflects the 50th percentile of Heartland's 2016 peer group.
(4) Reflects the 50th percentile of Heartland’s 2016 secondary peer group (“Secondary Peer Group”), a group of regional banks with total assets ranging from $2.3 billion to $19.5 billion.

Administration of Our Executive Compensation Program

Role of the Compensation/Nominating Committee. The Compensation/Nominating Committee, which consists solely of independent directors, is primarily responsible for setting executive compensation for Heartland and then reporting its decisions to our Board of Directors. Each year, at its January and March meetings, the Compensation/Nominating Committee makes decisions on base salary adjustments, annual and long-term incentive awards based on the prior year’s performance, and performance standards and targets for the coming year.

In making compensation decisions, the Compensation/Nominating Committee reviews and evaluates a broad range of material requested and received from management and its compensation consultant, including but not limited to, the following:

*	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
*	performance information relating to the CEO and other executive officers;
*	reports on Heartland’s strategic objectives and future budgets;
*	information on executive officers’ stock ownership and option holdings;
*	agreements and other plan documents regarding compensation; and
*	competitive market data from consultants retained by the Compensation/Nominating Committee.

In formulating our performance-based compensation programs for executive officers, our Compensation/Nominating Committee considers the risk created by tying compensation to financial goals, including the risk of encouraging short-term behavior by tying a portion of compensation to annual goals, and the risks presented by encouraging higher earnings and asset and deposit growth. The Compensation/Nominating Committee is guided by the Guidance on Sound Incentive Compensation Policies jointly issued by the financial institution regulatory agencies in 2010, which establishes a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions, and encourages balanced risk-taking incentives compatible with effective controls and risk management and with general principles of strong corporate governance. The Compensation/Nominating Committee meets with Heartland’s Chief Risk Officer annually and discusses any risks presented by its annual incentive program.

The Compensation/Nominating Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for Heartland's named executive officers. The Compensation/Nominating Committee has regularly revisited the components of the frameworks set forth in the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Heartland’s compensation programs for named executive officers and will monitor adoption of the final regulations under the Dodd-Frank Act to incorporate into its risk assessment procedures the new regulations and procedures as adopted.

The Compensation/Nominating Committee reviewed with the Chief Risk Officer of Heartland the incentive compensation arrangements for the named executive officers and has made reasonable efforts to ensure that such arrangements are appropriately balanced, do not create inappropriate risk-taking and do not impair the safety and soundness of Heartland and its subsidiary banks. We believe that tying a substantial portion of total direct compensation to long-term incentives, and adding three-year performance-based RSUs to our blend of long-term incentive awards, keeps the named executive officers focused on the company’s long-term performance. Other features in our executive compensation program discourage excessive risk-taking and encourage a focus on long-term performance. These features include performance standards that account for quality of growth, meaningful stock ownership guidelines and clawback provisions.

Role of Management. Our management evaluates employee performance, establishes business performance targets and objectives and recommends salaries, cash incentive and equity awards. Our CEO, President, Corporate Secretary and Executive Vice President, Human Resources and Organizational Development assist the Chairman of the Compensation/Nominating Committee with setting the agenda for the Committee’s meetings and coordinate the preparation of materials for all such meetings. At the request of the Compensation/Nominating Committee, our CEO, President, and Executive Vice President, Human Resources and Organizational Development also provide information regarding our strategic objectives, evaluations of executive officers’ performances and compensation recommendations for executive officers other than themselves. Our CEO, President, and Executive Vice President, Human Resources and Organizational Development do not approve the compensation arrangements of any executive officers or participate in the formulation of their own compensation.

Role of Advisors - Peer Comparison. Grant Thornton LLP (“GT”) was retained by the Compensation/Nominating Committee in 2016 to provide compensation consulting services. GT’s role includes providing market information on compensation levels and practices, assisting in the design of compensation programs, providing input on related technical and regulatory matters and working with other advisors in developing current peer comparison groups.

In considering the retention of GT, the Compensation/Nominating Committee assessed GT’s independence in accordance with NASDAQ listing standards and considered that:

*	GT does not provide any other services to Heartland, other than unrelated employment tax advisory services;
*	The fees paid to GT by Heartland for its services as compensation consultant represent an insignificant portion of the total revenues of GT;
*
GT maintains policies and procedures designed to prevent conflicts of interest between GT and the companies to which it provides services, as well as between its individual employees and such companies;

*	Neither Heartland nor any member of the Compensation/Nominating Committee has any other business or personal relationship with GT or the employees of GT who provide services to the Committee;
*	GT, and its employees who provide services to the Compensation/Nominating Committee, do not own any shares of Heartland common stock; and
*	No executive officer of Heartland has any business or personal relationship with GT or its employees who provide services to the Compensation/Nominating Committee.

Based upon these and other factors, the Compensation/Nominating Committee concluded that the retention of GT did not present any conflicts of interest and that such retention was appropriate.

The Compensation/Nominating Committee annually reviews a competitive analysis generated by its compensation consultant as a benchmark for our executive compensation program. The Committee establishes appropriate and competitive ranges of annual and long-term compensation, with consideration for comparable benchmarks within the peer group. Various components of executive compensation (e.g., base salaries, equity compensation, retirement plan contributions and other benefits) are compared for comparable positions within the peer group. In addition, the Compensation/Nominating Committee reviews information prepared by the compensation consultant on the usage of shares and related dilution levels for equity incentive plans within the peer group.

The Compensation/Nominating Committee, with the assistance of its compensation consultant, annually reviews the peer group which it uses to analyze the competitiveness of our executive compensation program. The members of the 2016 peer group were selected from over 60 financial organizations based on comparable industry, amount of managed assets, growth and returns over the past three to five years, and regional distribution. The 2016 peer group is the same group as used in 2015 and 2014. The table below lists the 21 companies that comprise our 2016 peer group:

NAME	CITY, STATE	TICKER SYMBOL
Century Bancorp, Inc.	Medford, MA	CNBKA
First Busey Corporation	Champaign, IL	BUSE
Great Southern Bancorp Inc.	Springfield, MO	GSBC
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI
Ameris Bancorp	Moultrie, GA	ABCB
Union Bankshares Corporation	Richmond, VA	UBSH
Banner Corporation	Walla Walla, WA	BANR
S&T Bancorp, Inc.	Indiana, PA	STBA
Tompkins Financial Corp	Ithaca, NY	TMP
First Merchants Corp	Muncie, IN	FRME
Pinnacle Financial Partners Inc.	Nashville, TN	PNFP
Renasant Corporation	Tupelo, MS	RNST
BancFirst Corporation	Oklahoma City, OK	BANF
Independent Bank Corp.	Rockland, MA	INDB
Chemical Financial Corp	Midland, MI	CHFC
Home BancShares, Inc.	Conway, AR	HOMB
Community Bank System, Inc.	Dewitt, NY	CBU
Columbia Banking System, Inc.	Tacoma, WA	COLB
NBT Bancorp Inc.	Norwich, NY	NBTB
Glacier Bancorp, Inc.	Kalispell, MT	GBCI
Western Alliance Bancorporation	Phoenix, AZ	WAL

Because it recognizes the inherent limitations on benchmarked data, the Compensation/Nominating Committee does not establish compensation based on pre-established ratios of executive compensation to peer group data. Instead, peer group data is one factor in the Committee’s analysis, and it is used for a validation check of the final compensation package chosen for our executives.

Consideration of Advisory Vote. As determined by our stockholders in 2012, we annually submit our executive compensation arrangements to stockholders for a non-binding, advisory vote. The Compensation/Nominating Committee believes that an annual “say on pay” vote provides it with more direct and current input regarding the effectiveness of its compensation policies. At each of our Annual Meetings since 2012, over 95% of the votes have been cast in favor of our executive compensation program. The Compensation/Nominating Committee interprets this high level of approval as an indication of our stockholders’ endorsement of the program. The Compensation/Nominating Committee recognizes that effective practices evolve, and the Committee will continue to consider changes as needed to keep our executive compensation program competitive and performance-based.

Elements of Compensation

The compensation of our named executive officers is comprised of four primary components: (1) base salary, (2) annual incentive cash awards, and (3) long-term incentive equity compensation, which together constitute total direct compensation, and (4) additional benefits.

As illustrated by the following table, a substantial part of our CEO’s total direct compensation for 2016 was performance-based:

2016 CEO Total Direct Compensation Mix
Fixed Compensation	Amount	% of Total Compensation
Salary	$499,219	39%
Total Fixed Compensation	$499,219	39%

Variable-Based Compensation	Amount	% of Total Compensation
Long-Term Equity Incentive - Performance RSUs	$239,881	19%
Long-Term Equity Incentive - Time-Based RSUs	$129,710	10%
Annual Incentive Cash Award	$416,426	32%
Total Variable-Based Compensation	$786,017	61%

Total Direct Compensation	$1,285,236	100%

Base Salary. The Compensation/Nominating Committee regards base salary as an important component of executive compensation because it provides executives with the assurance of a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution. The Compensation/Nominating Committee targets base salaries for our named executive officers near the peer group median for comparable positions, with additional consideration given to the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established. Past performance and internal pay equity are also considered.

The following table lists the base salaries for our named executive officers in 2016 in comparison to 2015 and 2014:

Officer	2014	2015	2016
Lynn B. Fuller	$470,000	$486,388	$499,219
Bruce K. Lee	$—	$383,519	$400,000
Bryan R. McKeag	$300,000	$305,625	$312,113
Andrew E. Townsend	$—	$—	$240,000
Douglas J. Horstmann	$270,000	$275,156	$288,538

Aside from Mr. Townsend, who was named Chief Credit Officer effective February 1, 2016, the remaining named executive officers received modest base salary increases between 2% and 6% in 2016. Mr. Townsend’s salary was determined when he was offered the position of Chief Credit Officer and reflects his annualized salary in that role.

Annual Incentive Cash Awards. Our Compensation/Nominating Committee administers an executive incentive program that allows our named executive officers to earn annual incentive cash awards. The performance standards for the awards are designed to encourage not only financial performance, but to ensure growth in quality assets, to limit excessive liability risk and to reward adherence to our longer-term financial plan. For our named executive officers except Mr. Horstmann, the performance standards are based on Heartland’s consolidated business plan targets, with all of our named executive officers having a portion of their annual incentive tied to Heartland’s return on common equity (“ROE”); efficiency ratio; loan growth, exclusive of loans obtained through acquisitions (“organic loan growth”); loan growth, including both organic loan growth and acquired loan growth (“total loan growth”); deposit growth, excluding certificates of deposit and deposits obtained through acquisitions (“organic deposit growth”); and deposit growth, including organic deposit growth and acquired deposit growth (“total deposit growth”). Mr. Townsend does not have a component for deposit growth, but instead has performance standards for non-performing assets and net charge-offs. For Mr. Horstmann, except for the Heartland ROE target, his performance standards are based upon the business plan at Dubuque Bank and Trust Company (“DB&T”), where he serves as President and Chief Executive Officer.

The target annual incentive cash award for each named executive officer is based upon a percentage of his base salary. For 2016, the target annual incentive was 75% of base salary for Mssrs. Fuller and Lee, 50% for Mssrs. Townsend and McKeag, and 45% for Mr. Horstmann.

The total annual incentive cash award for each named executive officer is the sum of smaller awards based on each of the following performance standards: ROE, efficiency ratio, organic loan growth, total loan growth, organic deposit growth and total deposit growth. The smaller awards are calculated using the following formula:

Award Based on Each Performance Standard	=	Executive Officer’s Salary	x	Target Annual Incentive	x	Weighting of Performance Standard	x	(2016 Result ÷ 2016 Target)

The named executive officers may receive a maximum payout of up to 150% of target on all performance standards. No payout is received if threshold levels of performance are not met, with payouts beginning at 50% of targeted award levels for threshold performance.

Because we believe earnings and ROE are the most important indicators of market performance, and therefore best align the interests of our named executive officers with our stockholders, the largest proportion of the potential annual incentive cash award of most of our named executive officers is based upon ROE. To encourage superior performance, our ROE target is set at 10.50% or greater, which we believe is strong performance in relation to our peers based on competitive analysis.

As a bank holding company, it is also our objective to encourage organic and total growth in our most important asset: loans. Accordingly, organic loan growth and total loan growth are significant factors for the annual incentive cash award of each of our named executive officers. Furthermore, because Mr. Townsend is in a particularly important position to influence the quality of loan growth, we base a portion of his annual incentive cash award on the ratio of nonperforming assets to total assets and on the ratio of net charge-offs to average total loans.

Our Compensation/Nominating Committee also bases a portion of the annual incentive cash award on organic deposit growth and total deposit growth for all named executive officers other than Mr. Townsend. Deposit growth is important to maintain liquidity and healthy reserves and to uphold a strong net interest margin.

The efficiency ratio is another factor in the named executive officers’ annual incentive cash awards. This performance standard focuses attention on organizational efficiency. We believe the efficiency ratio, which measures bank productivity, is another indicator of returning value to our stockholders.

The remaining component upon which a portion of a named executive officer’s annual incentive cash award may be earned is a discretionary standard. This allows the Compensation/Nominating Committee to take a broader view of the prior year’s performance and allows the Committee to consider additional qualitative and quantitative factors, including risk management, merger and acquisition activity, credit quality, talent management, regulatory relations, special projects and unplanned/unexpected circumstances. Because of Heartland’s successful system conversions and integration of two acquired banks in 2016, its $50 million capital generation, record income performance, strong net interest margin, increase in tangible common equity and other factors, the Compensation/Nominating Committee awarded the maximum payout of 150% for all named executive officers within the discretionary category.

The tables below show business plan targets and 2016 results that were used to calculate the annual incentive cash award for each of our named executive officers, dollars in thousands:

Mr. Fuller
Performance Standard	Weighting	2016 Target	2016 Result
Return on Equity	40.00%	10.50%	11.80%
Efficiency Ratio	10.00%	67.00%	66.25%
Organic Loan Growth	7.50%	$253,813	$(231,244)
Total Loan Growth	7.50%	$761,440	$350,233
YTD Non-Time Organic Deposit Growth	7.50%	$264,081	$209,933
YTD Non-Time Total Deposit Growth	7.50%	$792,243	$708,505
Discretionary	20.00%	100.00%	150.00%

Mr. Lee
Performance Standard	Weighting	2016 Target	2016 Result
Return on Equity	40.00%	10.50%	11.80%
Efficiency Ratio	10.00%	67.00%	66.25%
Organic Loan Growth	7.50%	$253,813	$(231,244)
Total Loan Growth	7.50%	$761,440	$350,233
YTD Non-Time Organic Deposit Growth	7.50%	$264,081	$209,933
YTD Non-Time Total Deposit Growth	7.50%	$792,243	$708,505
Discretionary	20.00%	100.00%	150.00%

Mr. McKeag
Performance Standard	Weighting	2016 Target	2016 Result
Return on Equity	40.00%	10.50%	11.80%
Efficiency Ratio	10.00%	67.00%	66.25%
Organic Loan Growth	7.50%	$253,813	$(231,244)
Total Loan Growth	7.50%	$761,440	$350,233
YTD Non-Time Organic Deposit Growth	7.50%	$264,081	$209,933
YTD Non-Time Total Deposit Growth	7.50%	$792,243	$708,505
Discretionary	20.00%	100.00%	150.00%

Mr. Townsend
Performance Standard	Weighting	2016 Target	2016 Result
Return on Equity	40.00%	10.50%	11.80%
Efficiency Ratio	10.00%	67.00%	66.25%
Organic Loan Growth	7.50%	$253,813	$(231,244)
Total Loan Growth	7.50%	$761,440	$350,233
Nonperforming Assets/ to Total Assets	10.00%	0.85%	0.91%
Net Charge-Offs / to Average Loans	10.00%	0.20%	0.11%
Discretionary	15.00%	100.00%	150.00%

Mr. Horstmann
Performance Standard	Weighting	2016 Target	2016 Result
Return on Equity	15.00%	10.50%	11.80%
DB&T Net Income	20.00%	$17,357	$16,466
DB&T Bank Efficiency Ratio (Exclude impact of Heartland Mortgage and Private Client Services support services income)	20.00%	58.00%	64.97%
DB&T Self-Originated Loan Growth, excluding residential mortgages	15.00%	$32,339	$(12,235)
DB&T YTD Non-Time Deposit Growth	15.00%	$57,160	$91,754
Discretionary	15.00%	100%	150%

Below are the components of the efficiency ratio that reconcile to the comparable GAAP measures, dollars in thousands:

Reconciliation of Non-GAAP Measure-Efficiency Ratio
For the Year Ended December 31, 2016
Net interest income	$294,666
Tax-equivalent adjustment (1)	12,919
Fully tax-equivalent net interest income	307,585
Noninterest income	113,601
Securities gains, net	(11,340)
Impairment loss on securities	—
Adjusted income	$409,846

Total noninterest expenses	$279,668
Less:
Core deposit intangibles and customer relationship intangibles amortization	5,630
Partnership investment in historic rehabilitation tax credits	1,051
Loss on sales/valuations of assets, net	1,478
Adjusted noninterest expenses	$271,509
Efficiency ratio, fully tax-equivalent (non-GAAP)(2)	66.25%

(1) Computed on a tax equivalent basis using an effective tax rate of 35%.
(2) Efficiency ratio, fully tax-equivalent, expresses noninterest expenses as a percentage of fully tax-equivalent net interest income and noninterest income. This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income and noninterest income expenses for the tax favored status of certain loans, securities, and historic rehabilitation tax credits. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results as it enhances the comparability of income and expenses arising from taxable and nontaxable sources and excludes specific items, as noted in the table. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Long-Term Incentive Equity Compensation. The Compensation/Nominating Committee believes that equity compensation can be an effective tool for aligning the long-term interests of management with those of stockholders. Since 2012, our Compensation/Nominating Committee has granted our named executive officers a combination of RSUs that vest based on time and continued employment, and RSUs that must be earned based upon annual performance. In addition to our time-based RSUs and one-year performance-based RSUs, in 2016, the Compensation/Nominating Committee added three-year performance-based RSUs to the long-term equity compensation pool to encourage long-term decision-making. All forms of equity incentive are intended to enhance our ability to retain and attract senior leadership talent, provide compensation opportunities tied to long-term service and stockholder value, and reinforce our pay-for-performance and stockholder-alignment philosophy.

The equity compensation is administered through our Amended and Restated 2012 Long-Term Incentive Plan. Starting in 2016, the time-based RSUs that we have granted under this program vest in three equal installments, starting on the first anniversary of the date of grant, and become fully vested on the third anniversary of the grant date. All prior years of time-based RSUs that remain outstanding vest in three equal installments, starting on the third anniversary of the grant date, and become fully vested on the fifth anniversary of the grant.

The one-year performance-based RSUs that we granted in 2016 have a one-year performance period and are earned (1) 70% based upon achieving earnings targets, and (2) 30% based upon achieving loan growth targets, both organic and total, except for the performance-based RSUs granted to Mr. Horstmann. Mr. Horstmann’s grants are earned (1) 30% based upon achieving Heartland earnings targets, (2) 20% based upon achieving DB&T earnings targets, (3) 20% based upon achieving Illinois Bank & Trust earnings targets, a Heartland bank for which Mr. Horstmann has supervisory responsibilities, and (4) 30% based upon achieving organic loan growth targets for DB&T. The one-year performance-based RSUs vest two years after they are earned. Named executive officers may receive a maximum payout of 150% of target for outstanding performance and there is a minimum threshold of 50% payout. In 2016, the named executive officers received a 150% score for the one-year performance-based RSUs tied to achievement of Heartland’s earnings targets. Organic and total loan growth targets were not met in 2016 and, accordingly, no one-year performance-based RSUs were earned for that category for either Heartland or DB&T.

The three-year performance-based RSUs that we granted in 2016 have a three-year performance period, and are earned (1) 50% based upon Heartland’s earnings growth in comparison to its Secondary Peer Group, and (2) 50% based upon Heartland’s return on tangible common equity in comparison to its Secondary Peer Group. The three-year performance-based RSUs granted in 2016 will vest on a measurement date in 2019, upon a review of aggregate performance from fiscal year 2016 through fiscal year 2018. Named executive officers may receive a maximum payout of 150% of target for outstanding performance and there is a minimum threshold of 50% payout.

In granting performance-based RSUs to the named executive officers, the Compensation/Nominating Committee considers the overall allocation of RSUs to ensure that the number of performance-based RSUs granted is equal to or greater than the number of time-based RSUs granted. In 2016, the RSU awards to the named executive officers were roughly 40% time-based RSUs, 40% one-year performance-based RSUs and 20% three-year performance-based RSUs. The Compensation/Nominating Committee strives to grant RSUs with an aggregate grant date fair value that is competitive in the context of an executive’s performance and position.

Regardless of whether we meet the performance targets, however, our Compensation/Nominating Committee has authority to suspend the RSUs if we are subject to significant regulatory action or a regulatory body has identified any material weakness in our operations or the operations of our subsidiaries. Both the time-based and performance-based RSUs contain clawback provisions that allow any amount or benefit received to be canceled, recouped, rescinded, or otherwise reduced.

As part of his transition to the role of Chief Credit Officer in 2016, Mr. Townsend was granted an additional 2,000 time-based RSUs in January 2016. These RSUs will vest in equal installments in January 2017, 2018 and 2019.

Other Compensation and Benefits. We have historically limited perquisites and other types of non-cash benefits to reinforce a pay-for-performance orientation and to minimize expenses. Such non-cash benefits, when provided, can include use of a company-owned vehicle, payment of 50% of country club or social club dues, and an allowance for moving expenses.

Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations. The jet also provides transportation for Heartland executives to business meetings and transports Heartland executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit; however, on occasion, and subject to applicable regulations, an executive officer's or a director's family member may board a flight if an empty seat is available on a regularly-scheduled business flight. We believe such usage does not create any incremental cost to Heartland.

Heartland does provide additional life insurance benefits to certain officers of Heartland under a number of different executive life insurance programs.

Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including our 2016 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan.

We provide severance and change in control arrangements to our named executive officers that are described under “Potential Payments upon Termination or Change in Control.”

Key Policies

Stock Ownership and Retention Guidelines. To reinforce our philosophy of equity ownership for executives and to further align the interest of our executives with our stockholders, we have share retention and ownership guidelines for our executives and directors, including our named executive officers and the presidents of our bank subsidiaries. The stock ownership guidelines vary based upon position or tenure on the board, and range from 30,000 to 100,000 shares for both our executive officers and directors.

Prohibition on Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or executive officer to continue to own securities of the Company, but without the full risks and rewards of ownership. When this situation occurs, the director or executive officer may no longer have the same objectives as the Company’s other stockholders. Therefore, directors and executive officers are prohibited from engaging in any such hedging transactions.

Compensation that is Tax Deductible to the Company. The executive incentive program and the Amended and Restated 2012 Long-Term Incentive Plan have been structured so that performance-based incentive awards can typically qualify as performance-based compensation, which is tax-deductible to the company under Section 162(m) of the Internal Revenue Code. However, the Compensation/Nominating Committee reserves the right to grant awards that are not subject to performance vesting, and that are not fully tax-deductible.

Compensation/Nominating Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2016.

Members of the Compensation/Nominating Committee,

Mark C. Falb
Thomas L. Flynn
R. Michael McCoy
John K. Schmidt
Duane E. White

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers (collectively, the “named executive officers”) for the fiscal years ended December 31, 2016, 2015 and 2014.

Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Lynn B. Fuller	2016	$499,219	$369,591	$416,426	$20,380	$1,305,616
Chairman &	2015	$486,388	$284,950	$341,080	$20,303	$1,132,721
Chief Executive Officer	2014	$470,000	$283,608	$294,327	$19,863	$1,067,798
Bruce K. Lee(4)	2016	$400,000	$289,302	$336,179	$18,550	$1,044,031
President	2015	$383,519	$227,960	$233,984	$177,468	$1,022,931
	2014	$—	$—	$—	$—	$—
Bryan R. McKeag	2016	$312,113	$123,238	$173,568	$18,550	$627,469
Executive Vice President	2015	$305,625	$106,856	$142,880	$18,550	$573,911
Chief Financial Officer	2014	$300,000	$102,262	$134,246	$45,896	$582,404
Andrew E. Townsend(5)	2016	$240,000	$150,705	$140,400	$18,886	$549,991
Executive Vice President	2015	$—		$—	$—	$—
Chief Credit Officer	2014	$—		$—	$—	$—
Douglas J. Horstmann	2016	$288,538	$110,980	$120,545	$24,863	$544,926
President &	2015	$275,156	$116,830	$98,679	$24,863	$515,528
Chief Executive Officer, DB&T	2014	$270,000	$110,444	$91,622	$24,513	$496,579

(1) The amounts shown include amounts deferred at the discretion of the executive officer under our retirement plan.
(2) The amounts shown represent the grant date fair market value of RSUs computed in accordance with FASB ASC Topic 718. With respect to the performance-based RSUs, the value reflected assumes that the targeted level of performance conditions will be achieved; however, named executive officers may receive a maximum payout of 150% of target. The maximum value of stock awards granted in 2016 is: $489,532 for Mr. Fuller; $383,186 for Mr. Lee; $162,234 for Mr. McKeag; $181,926 for Mr. Townsend; and $147,000 for Mr. Horstmann. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2016, contained in our Annual Report to Stockholders, for all assumptions made in the valuation of the RSUs.

(3) The elements of “All Other Compensation” include company contributions to our 401(k) defined contribution plan, payment of an executive life insurance premium for one executive, split-dollar life insurance for two executives, and for Mr. Lee and Mr. McKeag, payment of moving expenses in 2015 and 2014, respectively. The following table sets forth the components of All Other Compensation during 2016:

(4) Mr. Lee was hired on January 2, 2015, as the Company’s President.
(5) Mr. Townsend was named as the Company’s Chief Credit Officer on February 1, 2016.

Name	Employer Contributions to 401(k) Retirement Plan	Employer Payment for Executive Life Insurance	Executive Split-Dollar Life Insurance Program	Perquisites(1)	Total
Lynn B. Fuller	$18,550	$—	$1,830	$—	$20,380
Bruce K. Lee	$18,550	$—	$—	$—	$18,550
Bryan R. McKeag	$18,550	$—	$—	$—	$18,550
Andrew E. Townsend	$18,550	$—	$336	$—	$18,886
Douglas J. Horstmann	$18,550	$6,313	$—	$—	$24,863

(1) All executive officers had perquisites totaling less than $10,000 and, accordingly, those amounts are not included in this table in accordance with SEC rules.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2016 to named executive officers:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
Lynn B. Fuller
Annual Incentive	—	$—	$376,256	$564,384	—	—	—	—	$—
Performance-Based RSUs (1-year)	3/8/2016	$—	$—	$—	—	5,048	7,572	—	$159,921
Performance-Based RSUs (3-year)	3/8/2016	$—	$—	$—	—	2,524	3,786	—	$79,960
Time-Based RSUs	1/19/2016	$—	$—	$—	—	—	—	4,760	$129,710
Bruce K. Lee
Annual Incentive	—	$—	$303,750	$455,625	—	—	—	—	$—
Performance-Based RSUs (1-year)	3/8/2016	$—	$—	$—	—	3,951	5,927	—	$125,168
Performance-Based RSUs (3-year)	3/8/2016	$—	$—	$—	—	1,976	2,964	—	$62,600
Time-Based RSUs	1/19/2016	$—	$—	$—	—	—	—	3,726	$101,534
Bryan R. McKeag
Annual Incentive	—	$—	$156,825	$235,238	—	—	—	—	$—
Performance-Based RSUs (1-year)	3/8/2016	$—	$—	$—	—	1,683	2,525	—	$53,317
Performance-Based RSUs (3-year)	3/8/2016	$—	$—	$—	—	842	1,263	—	$26,675
Time-Based RSUs	1/19/2016	$—	$—	$—	—	—	—	1,587	$43,246
Andrew E. Townsend
Annual Incentive	—	$—	$120,000	$180,000	—	—	—	—	$—
Performance-Based RSUs (1-year)	3/8/2016	$—	$—	$—	—	1,314	1,971	—	$41,628
Performance-Based RSUs (3-year)	3/8/2016	$—	$—	$—	—	657	986	—	$20,814
Time-Based RSUs	1/19/2016	$—	$—	$—	—	—	—	3,239	$88,263
Douglas J. Horstmann
Annual Incentive	—	$—	$131,591	$197,387	—	—	—	—	$—
Performance-Based RSUs (1-year)	3/8/2016	$—	$—	$—	—	1,516	2,274	—	$48,027
Performance-Based RSUs (3-year)	3/8/2016	$—	$—	$—	—	758	1,137	—	$24,013
Time-Based RSUs	1/19/2016	$—	$—	$—	—	—	—	1,429	$38,940

(1) The amounts shown represent possible annual incentive cash awards that could have been earned in 2016. Heartland’s executive incentive program (including the applicable performance targets) is described in the section entitled “Annual Incentive Cash Awards” in the Compensation Discussion and Analysis above. The actual payments under this program are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2) The amounts shown represent performance-based RSUs granted in 2016. Heartland’s equity compensation program (including the applicable performance targets, earning and vesting schedules) is described in the section entitled “Long-Term Incentive Equity Compensation” in the Compensation Discussion and Analysis above.

(3) Because no annual incentive payment will be earned if the performance standards are not met, the threshold amount is deemed to be zero.
(4) Because no performance-based RSUs will be earned if the performance standards are not met, the threshold amount is deemed to be zero.
(5) The amounts shown represent time-based RSUs granted in 2016. Heartland’s equity compensation program (including the applicable vesting schedules) is described in the section entitled “Long-Term Incentive Equity Compensation” in the Compensation Discussion and Analysis above.

(6) The amounts shown represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding RSUs held at December 31, 2016, by the named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Lynn B. Fuller	3/8/2016	5,300	(2)	$254,400
	3/8/2016	2,524	(3)	$121,152
	1/19/2016	4,760	(4)	$228,480
	3/10/2015	3,500	(6)	$168,000
	1/20/2015	5,000	(5)	$240,000
	3/11/2014	4,654	(6)	$223,392
	3/11/2014	5,200	(5)	$249,600
	1/22/2013	3,850	(5)	$184,800
	1/17/2012	2,750	(5)	$132,000
Bruce K. Lee	3/8/2016	4,148	(2)	$199,104
	3/8/2016	1,976	(3)	$94,848
	1/19/2016	3,726	(4)	$178,848
	3/10/2015	2,800	(6)	$134,400
	1/20/2015	4,000	(5)	$192,000
Bryan R. McKeag	3/8/2016	1,767	(2)	$84,816
	3/8/2016	842	(3)	$40,416
	1/19/2016	1,587	(4)	$76,176
	3/10/2015	1,313	(6)	$63,024
	1/20/2015	1,875	(5)	$90,000
	3/11/2014	1,678	(6)	$80,544
	3/11/2014	1,875	(5)	$90,000
	9/23/2013	1,000	(7)	$48,000
Andrew E. Townsend	3/8/2016	1,380	(2)	$66,240
	3/8/2016	657	(3)	$31,536
	1/19/2016	3,239	(4)	$155,472
	3/10/2015	875	(6)	$42,000
	1/20/2015	1,250	(5)	$60,000
	3/11/2014	1,119	(6)	$53,712
	3/11/2014	1,250	(5)	$60,000
	1/22/2013	933	(5)	$44,784
	1/17/2012	625	(5)	$30,000
Douglas J. Horstmann	3/8/2016	1,437	(2)	$68,976
	3/8/2016	758	(3)	$36,384
	1/19/2016	1,429	(4)	$68,592
	3/10/2015	1,990	(6)	$95,520
	1/20/2015	2,050	(5)	$98,400
	3/11/2014	1,664	(6)	$79,872
	3/11/2014	2,025	(5)	$97,200
	1/22/2013	1,500	(5)	$72,000
	1/17/2012	1,063	(5)	$51,024

(1) Market values for outstanding RSUs are based on $48.00 per share, the closing price of Heartland shares of common stock on December 30, 2016 (the last trading day of the year).
(2) Reflects one-year performance-based RSUs that were earned in the applicable fiscal year based upon satisfaction of that fiscal year’s performance targets. Such earned RSUs vest fully two years after the end of the performance period, subject to the continued employment of the executive officer.

(3) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2016-2018. Final award determination and vesting will be made after the completion of the 2018 performance year, subject to the continued employment of the executive officer.

(4) Reflects time-based RSUs that vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the continued employment of the executive officer.
(5) Reflects time-based RSUs that vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date, subject to the continued employment of the executive officer.
(6) Reflects performance-based RSUs that were earned in the applicable fiscal year based upon satisfaction of that fiscal year’s performance targets. Such earned RSUs vest fully two years after the end of the performance period, subject to the continued employment of the executive officer.

(7) As part of his employment offer, Mr. McKeag was granted 8,000 RSUs. A total of 4,000 RSUs vested immediately upon his hire date of September 23, 2013, an additional 2,000 RSUs vested in January 2015, and an additional 1,000 RSUs vested in January 2016. The remaining 1,000 RSUs will vest in January 2017.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock unit awards vested during 2016 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lynn B. Fuller	—	$—	9,408	$256,368
Bruce K. Lee	—	$—	—	$—
Bryan R. McKeag	—	$—	1,000	$27,250
Andrew E. Townsend	3,000	$37,490	1,842	$50,195
Douglas J. Horstmann	1,500	$11,040	3,898	$106,221

(1) The amounts in this column were calculated by multiplying the number of shares acquired on exercise of the option by the difference between the exercise price per share and the closing trading price per share of Heartland common stock on the date of exercise. These exercises exhaust all available options for the named executive officers.

(2) The amounts in this column were calculated by multiplying the number of vested shares by $27.25, the closing trading price per share of Heartland common stock on January 19, 2016 (the date the shares vested).

Potential Payments upon Termination or Change in Control

As described below, we provide for certain payments and benefits upon death, disability or retirement. We have also entered into change in control agreements with our named executive officers that provide for certain payments and benefits upon involuntary termination without cause or voluntary termination with good reason in connection with a change in control. In the face of corporate changes, we believe these arrangements help ensure the continuity of our management and staff, allow them to function more objectively and in a manner that is in the best interests of stockholders.

Payments Made Upon Death. Heartland has a Split-Dollar Life Insurance Plan and an Executive Supplemental Life Insurance Plan (collectively, the “plans”) that provide death benefits to the designated beneficiaries of the officers who have been enrolled in the plans. Participation in these plans is limited to persons in the position of Executive Vice President, or higher, with at least three years of service. The combined death benefit under these plans is the lesser of (1) one million dollars, or (2) two times current compensation at the time of termination (salary plus cash incentive and commissions), or (3) one hundred percent of the difference between total death proceeds payable under the policy and the cash surrender value of the policy. For those participants who entered the plans prior to 2008, this benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control. For those participants who entered the plans in 2008 or later, this benefit continues for the officer when employment has terminated as a result of disability or a change in control.

On December 31, 2007, Heartland terminated participation in the Split-Dollar Life Insurance Plan and the Executive Supplemental Life Insurance Plan for officers not then qualifying for early retirement and adopted an Executive Life Insurance Bonus Plan (the “bonus plan”) for all the officers whose participation had been terminated. Included in this terminated group was Mr. Horstmann. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, paid directly to the insurance company, that is designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 that would be adequate to fund continued coverage through age 80 with no premium payments after age 65. The plan also provides for a payment of 40% of the premium (in January of each year) directly to the employee. Mr. Horstmann waived his right to the 40% of annual premium amount. Under this new plan, there will be no continuation of premium payments by Heartland after the employee has left employment with Heartland for any reason other than disability or change in control. The employee is the owner of the policy and may continue to make premium payments or cash out the policy upon leaving the employment of Heartland.

If employment of any of our officers who have received equity awards is terminated due to death, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of death. The terms of our performance-based RSU agreements prior to 2016 provide that, upon termination due to death, all earned shares become fully vested and any unearned shares are forfeited. The terms of our 2016 performance-based RSU agreements provide that, upon termination due to death, all earned shares become fully vested and all other RSUs remain outstanding until the measurement date and then become vested to the extent earned. The terms of our time-based RSU agreements provide that, upon termination due to death, all unvested RSUs immediately vest.

Payments Made Upon Disability. Long-term disability (“LTD”) coverage is provided to all full-time employees on the first of the month following 30-days of employment.  Heartland has three classes of coverage with the following benefits:

*	Full-time employees with eligible earnings of $300,000 or more annually (60% to a monthly maximum benefit of $20,000 until age 65);
*	Full-time employees with eligible earnings less than $300,000 but greater than $100,000 annually (60% to a monthly maximum benefit of $15,000 until age 65); and
*	Full-time employees with eligible earnings of less than $100,000 (60% to a monthly maximum benefit of $5,000 until age 65).

“Eligible earnings” includes base salary plus prior 12-month calculation of bonus and/or commission, which will be reduced by other income received or eligible to receive due to disability such as Social Security disability insurance, workers’ compensation, other employer-based insurance coverage, unemployment benefits or settlements/judgments for income loss or retirement benefits the employer fully or partially pays.  This benefit is employer paid and the benefits are tax-free when received by the participant.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. The terms of our performance-based RSU agreements prior to 2016 provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited. The terms of our 2016 performance-based RSU agreements provide that, upon termination due to disability, all earned shares become fully vested and all other RSUs remain outstanding until the measurement date and then become vested to the extent earned. Additionally, the terms of our time-based RSU agreements provide that, upon termination due to disability, all unvested RSUs immediately vest.

The Executive Life Insurance Bonus Plan, under which Mr. Horstmann is a participant, requires a lump sum premium payment at the date of termination due to disability sufficient to provide the scheduled death benefit until age 80. The lump sum payment may not, however, exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code of 1986, as amended.

Payments Made Upon Retirement. If employment of any of our officers who have received equity awards is terminated due to retirement, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement.

Upon retirement, unearned performance-based RSU awards will continue to remain outstanding until the date the Compensation/Nominating Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs will vest. Earned performance-based RSU awards will vest immediately upon retirement. Time-based RSUs granted in 2012 will continue to vest under the original vesting schedule after retirement. For time-based RSUs granted in 2013, the Compensation/Nominating Committee has full discretion to accelerate the vesting of awards after the retirement of the holders of the awards. Time-based RSUs granted in 2014, 2015 and 2016 will vest as of the date of termination of service in the case of retirement. Retirement is defined as reaching age 62 and having provided at least five years of service to the Company. In each case, we require that retirees execute a waiver of claims against the Company, and covenant not to compete with the Company and maintain the confidentiality of its information, as a condition to acceleration.

Payments Made Upon Change In Control. Change In Control Agreements are in place for each of the named executive officers. The agreements provide that, if the executive officer’s employment is terminated by Heartland other than for “Cause,” death or disability, or is terminated by the officer for “Good Reason,” within six months prior to, or 24 months after, a “Change in Control” of Heartland, then the executive officer is entitled to a special severance payment. The severance payment is equal to a multiple of one to two times the sum of (1) the executive officer’s salary, plus (2) the average of the three most recent bonuses paid to the executive officer. For Mr. Fuller the multiple is two times, for Mr. Lee one and a half times, and for Messrs. McKeag, Townsend and Horstmann, one time. The agreements also provide for continuation of health and welfare benefits after termination for 12 to 24 months and for out-placement services or training in an amount not to exceed one-fourth of base compensation.

The agreements do not provide for the payment of “gross-ups” to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements and if any payments under the agreements would constitute an “excess parachute payment” under the Internal Revenue Code of 1986, as amended, the aggregate amount due under the agreement will be reduced to one dollar less than the amount that would cause an excess parachute payment.

The agreements define “Cause” as (1) the continued willful failure, after 20 days’ notice, to perform employment obligations, (2) conviction of a felony or a crime of embezzlement or fraud, (3) breach of fiduciary responsibility, or (4) an act of dishonesty that materially injures Heartland. “Good Reason” for termination under the agreements is defined to include (1) a material and adverse diminution in the nature, scope or status of the officer’s position, including a failure to continue in the position as an executive officer of a public company, (2) a material reduction in base compensation, (3) a relocation of the primary place of employment by more than 50 miles or a material increase in travel obligations, (4) a failure by the acquiring entity to assume the agreement or to comply with the agreement, or (5) a material breach of the agreement. A “Change in Control” is defined in the agreements to include: (1) the acquisition by a person of 51% or more of Heartland’s voting securities; (2) the election of persons to constitute a majority of the Board who were not nominated by our Board or one of its committees; (3) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (4) the liquidation or dissolution of Heartland.

Our standard stock option and RSU agreements contain terms that provide that, if the obligations under those agreements are not assumed by a successor, the vesting of the option or RSU will accelerate upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within six months of the date of a change in control. Because of the amendment and restatement of the Company’s 2012 Long-Term Incentive Plan in 2016, starting in 2017, our award agreements will include double-trigger vesting, so that future awards will accelerate only if the executive officer’s employment is terminated other than for Cause, death or disability, or is terminated by the executive officer for Good Reason, within six months prior to, or 24 months after, a Change in Control of Heartland.

The Executive Life Insurance Bonus Plan, under which Mr. Horstmann is a participant, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of the change in control until age 80. Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code of 1986, as amended.

Payments Made Upon Termination. Except for the payments and benefits upon death, disability, retirement or a change in control discussed above, no additional payments or benefits will accrue or be paid upon termination of a named executive officer.

The following table shows the value of potential payments and benefits to the named executive officers upon disability, death, retirement, or in connection with certain terminations related to a change in control of Heartland. The amounts shown assume that termination was effective as of December 30, 2016, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and other compensation earned by the executives during 2016. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(1)	Termination Payments Upon Change In Control(2)
Lynn B. Fuller	Disability Benefit(3)	$—	$—	$—	$—
	Cash Severance(4)	$—	$—	$—	$1,596,752
	Health/Welfare Benefits(4)	$—	$—	$—	$23,555
	Out-Placement Counseling(5)	$—	$—	$—	$125,419
	Value of Acceleration of Stock Awards(6)	$1,789,728	$1,789,728	$1,789,728	$1,789,728
	Group Term Life Insurance	$325,000	$—	$—	$—
	Split-Dollar Life Insurance	$785,437	$—	$—	$—
Bruce K. Lee	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$812,802
	Health/Welfare Benefits(4)	$—	$—	$—	$25,300
	Out-Placement Counseling(5)	$—	$—	$—	$101,250
	Value of Acceleration of Stock Awards(6)	$789,744	$789,744	$—	$789,744
	Group Term Life Insurance(7)	$500,000	$—	$—	$—
Bryan R. McKeag	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$406,025
	Health/Welfare Benefits(4)	$—	$—	$—	$21,528
	Out-Placement Counseling(5)	$—	$—	$—	$78,413
	Value of Acceleration of Stock Awards(6)	$568,944	$568,944	$—	$568,944
	Group Term Life Insurance(7)	$500,000	$—	$—	$—
Andrew E. Townsend	Disability Benefit(3)	$—	$176,844	$—	$—
	Cash Severance(4)	$—	$—	$—	$380,400
	Health/Welfare Benefits(4)	$—	$—	$—	$21,528
	Out-Placement Counseling(5)	$—	$—	$—	$60,000
	Value of Acceleration of Stock Awards(6)	$540,576	$540,576	$—	$540,576
	Group Term Life Insurance	$443,000	$—	$—	$—
	Split-Dollar Life Insurance	$480,051	$—	$—	$—
Douglas J. Horstmann	Disability Benefit(3)	$—	$234,662	$—	$—
	Cash Severance(4)	$—	$—	$—	$381,950
	Health/Welfare Benefits(4)	$—	$—	$—	$15,396
	Out-Placement Counseling(5)	$—	$—	$—	$73,106
	Value of Acceleration of Stock Awards(6)	$671,760	$671,760	$671,760	$671,760
	Group Term Life Insurance	$500,000	$—	$—	$—
	Executive Life Insurance Bonus Plan	$687,986	$—	$—	$—

(1) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(2) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that the performance-based RSU agreements are not fully assumed in the Change in Control and, therefore, all shares immediately vest. All other stock awards immediately vest upon a Change in Control, whether or not the executive terminates employment.

(3) The disability benefit is a monthly benefit available to executives up to age 65 and begins after 90 days of total disability.
(4) Cash severance will be paid in equal monthly payments for the number of months specified for each executive officer as follows: Mr. Fuller - 24 months, Mr. Lee - 18 months and Messrs. McKeag, Townsend and Horstmann - 12 months. Mr. Lee is the only executive for whom the severance amount was reduced to avoid exceeding the limitation of Section 280G of the Internal Revenue Code of 1986, as amended. Health/welfare benefits will be provided for the same periods.

(5) The amounts reflected are the maximum amounts allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the 12-month period following the employment termination date, or (ii) a pre-paid executive level program.

(6) The amounts reflect the value of acceleration in the vesting of RSUs and were determined by multiplying the number of shares that vest by $48.00, the closing market price of a share of our common stock on December 30, 2016.

(7) Messrs. Lee and McKeag are not eligible for life insurance benefits other than group term life insurance because the current criteria for initial participation in the Split-Dollar Life Insurance Plan requires the employee to have a minimum of three years of service and be less than the early retirement age as defined by the Social Security Administration.

RELATED PERSON TRANSACTIONS

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had banking transactions with one or more of Heartland's subsidiaries during 2016. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank's Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit/Corporate Governance Committee Charter provides that the Committee will consider and approve other material non-lending transactions between a “related person” and Heartland, or its subsidiaries, to ensure that such transactions are done at arm's length and do not affect a director's independence. For such purposes, a “related person” includes any officer or director, or any nominee for director, of Heartland, any holder of 5% or more of our common stock, or any immediate family member of those persons. In addition to such lending transactions, we engaged in the following transactions with named executive officers, directors and members of their families during the past fiscal year:

Heartland, Kendall/Hunt Publishing Company (“Kendall/Hunt”) and Westmark Enterprises, Inc. (“Westmark”) are joint owners of a Cessna Citation aircraft that Heartland uses in its business. Mark C. Falb, a Heartland director, is CEO and Chairman of the Board of Kendall/Hunt and Westmark. Heartland has contracted with Westmark to employ the flight crew, maintain and store the aircraft, and pays Westmark annually for its allocated portion of these expenses and direct flight expense. For the year ended December 31, 2016, Heartland paid Westmark $638,872 under this arrangement. Heartland’s purchase of the fractional interest in the aircraft and the shared ownership arrangement was approved by its Board of Directors in 2006. Heartland believes this arrangement is typical for shared ownership of aircraft and is on terms at least as favorable as could be obtained from unaffiliated third parties.

Heartland’s subsidiary banks engage in regular financing transactions with BluePath Finance LLC (“BluePath”), a company specializing in structuring energy-efficiency projects in the public, non-profit, and private sectors. BluePath’s Chief Financial Officer is Michael J.J. Cox, son of Heartland director John W. Cox, Jr. Payments made from Heartland’s subsidiary banks to BluePath were all transaction-related, and were paid in connection with BluePath’s origination and servicing of loans held by Heartland’s subsidiary banks. The total amount of payments received by BluePath from Heartland’s subsidiary banks in 2016 was $1,697,000. Heartland holds a minority equity interest in BluePath and Andrew E. Townsend, Heartland’s Chief Credit Officer, serves as a director on BluePath’s Board of Directors. All loans involving BluePath are reviewed and approved through the respective subsidiary bank’s standard loan procedures.

AUDIT/CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit/Corporate Governance Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit/Corporate Governance Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10-K.

The Audit/Corporate Governance Committee has:

*	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016, with our management and KPMG LLP, our independent registered public accounting firm;
*
discussed with KPMG LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), and SEC Rule 2-07, Communications with Audit Committees; and

*
received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions with management and KPMG LLP, the Audit/Corporate Governance Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Members of the Audit/Corporate Governance Committee,

Mark C. Falb
Thomas L. Flynn
R. Michael McCoy
John K. Schmidt
Duane E. White

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994, and our Audit/Corporate Governance Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2017.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP are as follows:

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$1,156,150	$1,169,000
Audit-Related Fees	$250,000	$115,500
Tax Fees	$370,450	$308,250
All Other Fees	$1,780	$1,650
Total	$1,778,380	$1,594,400

“Audit Fees” were related to KPMG LLP’s work in performing the integrated audit of our consolidated annual financial statements and the internal control attestation reports related to the Federal Deposit Insurance Corporation Improvement Act, review of interim quarterly financial statements included in our Form 10-Q reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” in 2016 related to services rendered in connection with compliance with the requirements of the U.S. Department of Housing and Urban Development (“HUD”), the filing with the SEC of Form S-4 registration statements and prospectuses pursuant to SEC Rule 424B, and the issuance of a comfort letter for our equity offering. “Audit-Related Fees” in 2015 related to services rendered in connection with HUD compliance and the filing with the SEC of registration statements on Form S-4.

“Tax Fees” were incurred for the preparation of our state and federal tax returns and for consultation with KPMG LLP on various tax matters.

“All Other Fees” were incurred in connection with Heartland obtaining access to KPMG LLP’s electronic accounting research tool.

The Audit/Corporate Governance Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the Audit/Corporate Governance Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit/Corporate Governance Committee has adopted a policy requiring pre-approval of any audit and permissible non-audit services to be provided by our independent registered public accounting firm if the fees for those services are anticipated to exceed $25,000. These services include audit and audit-related services, and other services. In the case of fees for audit, audit-related, and other permissible services that are not expected to exceed $25,000, the fees are subject to ratification by the Audit/Corporate Governance Committee. All tax-related services, regardless of dollar amount, must be pre-approved by the Audit/Corporate Governance Committee. All of the fees earned by KPMG LLP described above were attributable to services pre-approved or ratified by the Audit/Corporate Governance Committee.

PROPOSAL 2 - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposed Charter Amendment

On January 17, 2017, our Board of Directors voted to approve, and to recommend that you approve at the 2017 Annual Meeting of Stockholders, an amendment (the “Charter Amendment”) to our Certificate of Incorporation that will increase the number of authorized shares of our common stock from 30,000,000 shares to 40,000,000 shares.

Specifically, we are proposing that the first paragraph of Article IV of our Certificate of Incorporation be amended to provide as follows:
Article IV

The total number of shares of stock which the corporation shall have authority to issue is 40,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.

We are not proposing to increase the authorized shares of preferred stock. The additional shares of common stock for which we are seeking authorization would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

Reasons for the Charter Amendment

As of March 22, 2017, there were 26,674,121 shares of our common stock issued and outstanding. Also, a total of 414,969 shares were reserved for issuance under outstanding RSUs and stock options granted under our Amended and Restated 2012 Long-Term Incentive Plan and upon conversion of our 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D and 6.5% Subordinated Notes Due 2019. In addition, a total of 467,755 shares of common stock were reserved for issuance under our Employee Stock Purchase Plan and 476,552 shares of common stock reserved for equity awards that may be made in the future under our Amended and Restated 2012 Long-Term Incentive Plan. Accordingly, we had only 1,966,603 shares available for issuance for other purposes.
One of the reasons for the Charter Amendment is to provide Heartland with a sufficient number of shares of common stock to complete its acquisition of Citywide Banks of Colorado, Inc. (“Citywide”). On February 13, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Citywide, pursuant to which we will acquire Citywide and its wholly owned banking subsidiary, Citywide Banks, through the merger (the “Merger”) of Citywide with and into Heartland. Subject to certain possible adjustments, Heartland, in the Merger, will issue an aggregate of 3,216,233 shares of Heartland common stock and pay a total of $55,553,112 to former shareholders of Citywide. Given the number of shares of Heartland common stock issued and outstanding and reserved for issuance as described above, Heartland will not have an adequate number of authorized shares of common stock to complete the Merger. Therefore, in the Merger Agreement, we agreed to solicit the approval of the Charter Amendment by our stockholders at the Annual Meeting so that Heartland will have a sufficient number of authorized shares of common stock to effect the Merger.

Citywide shareholders will vote to approve the Merger Agreement and the Merger at a special meeting, and completion of the Merger is conditioned on Citywide shareholder approval, Heartland stockholder approval of the Charter Amendment, bank regulatory agency approvals and the satisfaction of other conditions. For information on the pending Merger, please see the Registration Statement on Form S‑4 (File No. 333-216919) (the “Form S‑4”) that we filed with the SEC on March 24, 2017. The Form S‑4 includes a preliminary proxy statement of Citywide and a preliminary prospectus of Heartland relating to the Merger. The S‑4 contains detailed information regarding the Merger and related matters, and is incorporated by reference in this proxy statement. Following SEC review of the Form S‑4, a definitive proxy statement/prospectus will be mailed to shareholders of Citywide as of a record date to be established for the special meeting to approve the Merger Agreement and the Merger.
If the Charter Amendment and the Merger are approved and an additional 3,216,233 shares of common stock are issued in the Merger, our Board of Directors believes that the remaining authorized number of shares available as a result of the Charter Amendment are necessary to support our future growth plans. As in the case of the Merger, our Board periodically considers mergers and other acquisitions in which Heartland issues shares of our common stock as part of the consideration in such mergers and acquisitions.
We may also issue shares to increase our capital and available funds. In addition, the Board believes that additional authorized shares of common stock may be necessary to allow us to take timely advantage of market conditions and the availability of acquisition and financing opportunities without the delay and expense associated with convening a special stockholders’ meeting. The additional shares of common stock would also permit us increased flexibility with respect to stock dividends (including stock splits in the form of stock dividends), additional restricted stock units or other equity awards and for other general corporate purposes.

Except as may be required by the rules of the NASDAQ Stock Market and the Delaware General Corporation Law, we are not currently required to obtain a vote of our stockholders to issue or sell additional shares of common stock, and we will not be required to obtain any vote of stockholders to issue the additional shares of common stock, unless the additional shares are sold in a public offering or represent, or will represent after issuance, more than 20 percent of the shares of common stock outstanding before the issuance, or the issuance would result in a change in control of Heartland.

Certain Anti-Takeover Effects

Our Board of Directors believes that our protections against a potential hostile contest for control are adequate and is not proposing the amendment to increase those protections. Nevertheless, the increase in the number of authorized but unissued shares of common stock could, under certain circumstances, be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Heartland. Our Certificate of Incorporation currently requires at least 70% of our outstanding shares to be voted in favor of a proposal to approve certain business combinations involving Heartland. Although our Board presently has no intention of doing so, shares of authorized but unissued common stock could be issued to a holder who would obtain sufficient voting power that would significantly reduce the likelihood that any such business combination would receive the required 70% stockholder vote. In addition, to the extent that the adoption of the Charter Amendment renders less likely a merger or other transaction that is not negotiated with and approved by our incumbent Board of Directors, such adoption may result in the Board of Directors and management retaining their current positions.

Some provisions of our Certificate of Incorporation and bylaws could make the acquisition of control of Heartland or the removal of our existing management more difficult, including those that provide as follows:

•	we have a classified Board of Directors with each class serving a staggered three-year term;

•	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;

•	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our Certificate of Incorporation;

•	a vote of 70% of the outstanding shares of voting stock is required to effect various forms of business combination transactions;

•
our Board of Directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created, and may fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•
our Board of Directors may designate series of preferred stock and determine the powers, rights, preferences, qualifications and limitations of each series, and may issue preferred stock, without a vote of stockholders;

•	stockholder actions cannot be taken by written consent without a meeting;

•
we have advance notice procedures that require stockholder proposals and nominations to be provided to us not less than 30 days or more than 75 days before the date of the originally scheduled annual meeting; and

•
we have adopted a stockholder rights plan under which the dilution resulting from the acquisition of beneficial ownership of more than 15% of our voting stock without approval of our Board causes most forms of hostile contest for control to be impracticable.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of Heartland to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Heartland and these benefits outweigh the disadvantages of discouraging any such proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Effect of Non-Approval of the Charter Amendment

You are being asked to vote in favor of the Charter Amendment but not being asked to approve the proposed Merger. However, if the Charter Amendment is not approved by the Heartland stockholders, the Merger will not be completed. We strongly recommend that you review the Form S‑4, which contains detailed information regarding the Merger and related matters.

☑    The Board of Directors recommends that you vote your shares FOR this proposal to amend the Certificate of
Incorporation to increase the number of authorized shares of common stock.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although we are not required to do so, our Board of Directors recommends that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit/Corporate Governance Committee of the Board of Directors will consider the matter of the appointment.

☑    The Board of Directors recommends that you vote your shares FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm.

PROPOSAL 4 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation to our executive officers set forth in the “Summary Compensation Table” and related tables in this proxy statement, and described in the “Compensation Discussion and Analysis” section of this proxy statement. Consistent with the direction of our stockholders and our Board of Directors, we submit executive compensation to our stockholders for their advisory approval on an annual basis. Although your vote is advisory and not binding upon the Compensation/Nominating Committee, the Committee will take the results of the vote into account in formulating executive compensation in future years. We are requesting your vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related disclosure contained in the Heartland proxy statement dated April 17, 2017.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, Heartland's compensation program has been reflective of its results of operations. The objective of our Board has been to provide salary levels to our executives that are competitive relative to their peers and longer-term incentives that both align executive officer compensation with the success of meeting long-term strategic operating and financial goals and minimizing risks to Heartland. The Board believes our compensation policies and procedures achieve these objectives.

☑    The Board of Directors recommends that you vote your shares FOR the approval of Heartland’s executive compensation.

PROPOSAL 5 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act require that, at least once every six years, stockholders be afforded the opportunity to recommend to the Board of Directors whether future advisory votes on executive compensation should occur every one, two or three years. This proposal offers stockholders the opportunity to cast a non-binding advisory vote on how often Heartland should include a “say on pay” proposal in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which Heartland must include executive compensation information in the proxy statement for that meeting).
Our Board of Directors believes that setting appropriate compensation, directly or through its committees, for executive officers and the Board itself is one of its most important functions and that stockholders should have direct input regarding such compensation. Accordingly, our Board has determined that an annual advisory vote on executive compensation is appropriate for Heartland at the present time and continues the practice adopted by us in 2012. Annual advisory votes will continue to allow our stockholders to advise us whether they agree with our compensation philosophy, policies and practices as disclosed in our proxy statement each year. This is consistent with our efforts to seek input from our stockholders, and will make the results of the vote more relevant and meaningful to the Board of Directors.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining from voting). The option of one year, two years or three years that receives a plurality of votes cast by stockholders will be deemed to be the frequency recommended by stockholders.
As an advisory vote, this proposal is not binding upon Heartland. However, our Board of Directors and our Compensation/Nominating Committee, which administers Heartland's executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making a determination regarding the frequency of future advisory votes.
☑    The Board of Directors recommends that you vote your shares for an ANNUAL advisory “Say on Pay” vote.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in our best interests.

Sincerely,

Lynn B. Fuller
Chairman of the Board

Dubuque, Iowa
April 17, 2017

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY